FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-102986

January 23, 2007

Nordic Investment Bank

US$1,000,000,000 5.00% Global Notes due February 1, 2017

Final Term Sheet

Final Terms and Conditions as of January 23, 2007

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$ 1 Billion SEC Registered Global
Coupon:	5.00% per annum, on a semi-annual basis
Interest Payment Dates:	February 1 and August 1 of each year, starting August 1, 2007
Maturity:	01 Feb 2017
Settlement:	01 Feb 2007
Public Offering Price:	99.417%
Benchmark:	UST 4.625% November 2016
Benchmark Yield:	4.765%
Leads:	Citigroup Global Markets Inc./J.P. Morgan Securities Ltd./Nomura International plc

Denominations:	US$100,000 and integral multiples of US$1,00 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000110465906070640/0001104659-06-070640-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000102123103000207/0001021231-03-000207-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Ltd at 1-212-834-4533 (call collect) or Nomura International plc at +44 (0) 207 521 5652 (call collect).

1

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2